Exhibit 21.1

SUBSIDIARIES

The following is a list of all subsidiaries of Trico Marine Services, Inc. (the “Parent”):

Company	Direct Ownership and Percentage Ownership	Jurisdiction of Organization
Trico Marine Assets, Inc.	100% owned by Parent	Delaware

Trico Marine Operators, Inc.	100% owned by Parent	Louisiana

Trico Marine International, Ltd.	100% owned by Parent	Cayman Islands

Trico Marine International Holdings B.V.	100% owned by Parent	Netherlands

Trico Marine International, Inc.	100% owned by Trico Marine Assets, Inc.	Louisiana

Trico Supply ASA	100% owned by Trico Marine International Holdings B.V.	Norway

Trico Shipping AS	100% owned by Trico Supply ASA	Norway

Trico Supply (UK) Limited	100% owned by Trico Supply ASA	England and Wales

Albyn Marine Limited	100% owned by Trico Supply (UK) Limited	England and Wales

Trico Servicos Maritimos Ltda.	99.99% owned by Parent and 0.01% owned by Trico Marine Operators, Inc.	Brazil

CHH-Trico Pte Ltd	100% owned by Trico Marine International Holdings B.V.	Singapore

Coastal Inland Marine Services Ltd.	99.99% owned by Parent and 0.01% owned by Trico Marine Operators, Inc.	Nigeria

Servicios de Apoyo Maritimo de Mexico, S. de R.L. de C.V.	100% owned by Parent	Mexico

Naviera Mexicana de Servicios, S.	51% owned by Compania Maritima Mexicana de R.L de C.V. de Servicios de Apoya a la Investigacion Cientifica, S.A. de C.V. and 49% owned by Parent	Mexico